Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252073

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated January 27, 2021)

Clover Health Investments, Corp.

303,904,202 Shares of Class A Common Stock

10,933,333 Warrants to Purchase Shares of Class A Common Stock

38,533,271 Shares of Class A Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated January 27, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-252073). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on February 5, 2021 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus of (A) up to 314,837,535 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), consisting of (i) up to 40,000,000 shares of Class A common stock issued in a private placement pursuant to subscription agreements entered into on October 5, 2020; (ii) up to 20,700,000 shares of Class A common stock issued upon consummation of our business combination with Clover Health Investments, Corp. on January 7, 2021, in exchange for shares of our Class A ordinary shares originally issued in a private placement to SCH Sponsor III LLC (the “Sponsor”) and subsequently distributed to the previous independent directors of Social Capital Hedosophia Holdings Corp. III, a Cayman Islands exempted company; (iii) up to 182,481,835 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock held by certain of our affiliates, including our officers, directors and greater than 10% stockholders, and their affiliated entities; (iv) up to 16,548,512 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock issuable upon exercise of options to purchase Class B common stock; (v) up to 44,173,855 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock issuable upon settlement of restricted stock units; and (vi) up to 10,933,333 shares of Class A common stock upon exercise of warrants to purchase shares of Class A common stock (the “private placement warrants”) originally issued in a private placement to the Sponsor, and (B) up to 10,933,333 private placement warrants.

In addition, the Prospectus and this prospectus supplement relates to the offer and sale of up to 27,599,938 shares of Class A common stock that are issuable by us upon the exercise of 27,599,938 warrants (the “public warrants”) that were previously registered.

Our Class A common stock and public warrants are listed on the Nasdaq Global Select Market under the symbols “CLOV” and “CLOVW,” respectively. On February 4, 2021, the last reported sales price of our Class A common stock was $12.23 per share and the last reported sales price of our public warrants was $3.39 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 5, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2021

Clover Health Investments, Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39252	98-1515192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

725 Cool Springs Boulevard, Suite 320, Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(201) 432-2133

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	CLOV	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one Class A Common Stock at an exercise price of $11.50	CLOVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

Following the publication of an article by Hindenburg Research on February 4, 2021, concerning the recently completed business combination of Clover Health Investments, Corp. (the “Company”), the Company received a letter from the Securities and Exchange Commission (the “SEC”) indicating that it is conducting an investigation and requesting document and data preservation for the period from January 1, 2020, to the present, relating to certain matters that are referenced in the article. The Company intends to cooperate with the SEC’s investigation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clover Health Investments, Corp.

Date: February 5, 2021	/s/ Gia Lee
	Name:	Gia Lee
	Title:	General Counsel and Secretary